Exhibit 99.1

Educate, Inc. Releases First Quarter 2007 Results

BALTIMORE, May 10 /PRNewswire-FirstCall/ — Educate, Inc. (NASDAQ: EEEE), a leading pre-K-12 education company delivering supplemental education services and products to students and their families, today reported financial results for the quarter ended March 31, 2007.

Highlights For The Quarter:

•	Revenues increased 5% to $97.2 million.

•	Educate Services revenues increased 6% driven by additional Catapult Learning contracts and growth of the European business.

•	Educate Online continued to demonstrate volume driven revenue growth and operating profit improvement.

•	Ten company-owned learning centers were successfully refranchised during the period.

Financial Overview:

Revenues for the quarter increased 5% to $97.2 million, led by growth in the Educate Services, Educate Products, Progressus and Educate Online business units. The Company also successfully refranchised ten Sylvan Learning Centers in accordance with the announced plan to strategically refranchise selected territories to maximize the operating potential outside of targeted company-owned markets. Operating income increased 42% during the quarter due to revenue increases combined with focused cost containment measures.

Educate Services demonstrated revenue growth of 6% fueled primarily by additional contracts in Catapult Learning including renewal of services in New Orleans and expansion of the European business. The Company strategically shifted a portion of its advertising spend out of the first quarter into later periods in 2007 in an effort to increase enrollments throughout the entire year. As a result, there was a 19% reduction in system-wide advertising spend in the quarter compared to the prior year. System-wide inquiries declined 17% in response to the reduced advertising spend but improved conversion methods and expanded program offerings resulted in only a 4% decline in franchisee same territory revenues. Educational program sales to franchisees declined in 2007 due primarily to the timing of new program releases. Educate Services expenses increased in comparison to the prior year due to increases in expenditures on franchise support, the costs of serving additional Catapult Learning contracts, and costs related to the growth of the European business. Additionally, Catapult marketing expenses increased during the quarter, as the Company focused on selling contracts with strong retention potential.

Company-owned center revenues declined by 9% primarily due to an 18% decline in inquiries resulting from shifting advertising spend to the later part of the year and the impact of refranchising company-owned centers. Expenses were reduced due to concentrated company-owned center expense management, combined with a reduction of district and regional overhead as the Company applied a greater focus on targeted metropolitan markets for company-owned centers. Refranchising of ten company-owned centers during the quarter produced a gain on sale of $1.8 million. The Company currently expects refranchising to result in a franchisee ownership increase to above 85% of the Sylvan system over the next two years.

Educate Products demonstrated 35% revenue growth over the prior year as a result of a larger portfolio of educational programs (i.e., Hooked on Spanish, Hooked on the Bible, Hooked on English) and expanded distribution channels. Expenses for Educate Products increased over the prior year due to additional infrastructure necessary to support the growth of the Products business.

Educate Online demonstrated continued increases in service volumes and 54% revenue growth over the prior year as a result of expanded Online service offerings to students in No Child Left Behind programs which are paid through governmental education funding. Increased Online revenues directly resulted in operating profit improvement as incremental hours of service provide contribution toward the fixed cost infrastructure of the Online program.

Progressus had 17% revenue growth resulting from providing additional therapists and service hours in the quarter in comparison to the prior year. Progressus revenue growth also resulted in operating profit improvement of the business unit.

General and administrative expenses were comparable to the prior year level despite a 5% increase in consolidated revenues due to focused expense management controls. Non-operating expenses increased due to higher interest rates on larger debt balances during the quarter.

Merger Agreement:

On January 28, 2007, Educate entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Edge Acquisition, LLC, a company affiliated with Sterling Partners and Citigroup Private Equity, and with Christopher Hoehn-Saric, Educate’s Chairman and Chief Executive Officer. Under the terms of the Merger Agreement, Educate’s stockholders will receive $8.00 in cash for each share of Educate common stock they own. Completion of the Merger is subject to customary closing conditions, including, among others, approval by Educate’s stockholders and the absence of any order or injunction prohibiting the consummation of the Merger. Educate expects the Merger to close during June, 2007.

The Merger Agreement was filed on a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2007. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

In connection with the proposed merger, Educate filed a Proxy Statement with the Securities and Exchange Commission for review and approval. The Proxy Statement is expected to be mailed to stockholders on or about May 11, 2007 and a vote is expected to occur at a stockholders’ meeting on or about June 12, 2007. Investors and security holders are advised to read the Proxy Statement because it will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement and other documents filed by Educate at the Securities and Exchange Commission’s web site at http://www.sec.gov.

Educate and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Educate’s participants in the solicitation is set forth in Educate’s proxy statements and Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission, and will be set forth in the Proxy Statement relating to the merger when it becomes available.

About Educate, Inc.

Educate, Inc., (NASDAQ: EEEE) is a leading pre-K-12 education company delivering supplemental education services and products to students and their families. Sylvan Learning, North America’s best-known and most trusted tutoring brand, operates the largest network of tutoring centers, providing supplemental, remedial and enrichment instruction. Catapult Learning, its school partnership business unit, is a leading provider of educational services to public and non-public schools. Its Educate Products business delivers educational products including the highly regarded Hooked on Phonics early reading, math and study skills programs. In its 25-year history, Educate has provided trusted, personalized instruction to millions of students improving their academic achievement and helping them experience the joy of learning. More information on Educate, Inc. can be found at www.educate-inc.com.

Forward-looking Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements. The following factors might cause such a difference: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that have been or may be instituted against the Company and others following announcement of the proposal or the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; the development and expansion of the Sylvan Learning franchise system; changes in the relationships among Sylvan Learning and its franchisees; the Company’s ability to effectively manage business growth; increased competition from other educational service providers; changes in laws and government policies and programs; changes in the acceptance of the Company’s services and products by institutional customers and consumers; changes in customer relationships; acceptance of new programs, services, and products by institutional customers and consumers; the seasonality of operating results; global economic conditions, including interest and currency rate fluctuations, and inflation rates. Additional information regarding these and other risk factors and uncertainties are set forth from time to time in the Company’s filings with the Securities and Exchange Commission, available for viewing on the Company’s website at www.educate-inc.com. (To access this information on the Company’s website, click on “Investor Relations” and then “SEC Filings”.) All forward-looking statements are based on information available to the Company on the date of this Release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Kevin E. Shaffer

Educate, Inc.

410/843-8000

Educate, Inc. & Subsidiaries

Consolidated Statements of Operations

Three Months Ended March 31, 2007

	Three Months Ended March 31,
(Dollar amounts in thousands, except per share data)	2007	2006	$ Variance	% Variance
Revenues
Franchise Services (1)	$13,336	$14,284	$(948)	-7%
Catapult Learning	22,069	20,075	1,994	10%
European	10,524	8,806	1,718	20%

Total Educate Services	45,929	43,165	2,764	6%
Company-Owned Centers	32,614	35,873	(3,259)	-9%
Educate Products	3,701	2,733	968	35%
Progressus	7,171	6,120	1,051	17%
Educate Online	7,768	5,034	2,734	54%

Total Revenues	97,183	92,925	4,258	5%
Expenses
Educate Services	33,879	30,403	3,476	11%
Company-Owned Centers (1)	29,408	35,517	(6,109)	-17%
Educate Products	6,675	5,286	1,389	26%
Progressus	6,489	5,508	981	18%
Educate Online	7,717	5,662	2,055	36%

Total Segment Operating Costs	84,168	82,376	1,792	2%
Corporate Expenses	4,605	4,634	(29)	-1%

Operating Income	8,410	5,915	2,495	42%
Non-Operating Items
Interest expense, net	(3,847)	(2,558)	(1,289)	50%
Other financing costs	(24)	(1,066)	1,042	-98%
Foreign exchange losses and other non-operating	(486)	(61)	(425)	697%

Total Non-Operating Items	(4,357)	(3,685)	(672)	18%

Income Before Income Taxes	4,053	2,230	1,823	82%
Income Tax Expense	(1,702)	(870)	(832)	96%

Income from Continuing Operations	2,351	1,360	991	73%
Income from discontinued operations, net of tax	—	1,973	(1,973)	-100%

Net Income	$2,351	$3,333	$(982)	-29%

Weighted Average Shares—Diluted	43,825	43,844	(19)	0%
Diluted Earnings Per Share	$0.05	$0.08	$(0.03)	-38%
Diluted Earnings Per Share from Continuing Operations	$0.05	$0.03	$0.02	67%
Operating Margin Analysis
Total Educate Services	26%	30%	-4%
Company-Owned Centers	10%	1%	9%
Educate Products	-80%	-93%	13%
Progressus	10%	10%	0%
Educate Online	1%	-12%	13%

(1)	Franchise Services revenue and Company-Owned Centers expense is shown prior to intercompany royalty charge and other service fees of $3,717 in three month period ended March 31, 2007; $3,757 in the three month period ended March 31, 2006.

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Business Metrics
Franchise Services Same Territory Revenue Growth (2)	-4%	0%
Company-Owned Centers Same Territory Revenue Growth (2)	-9%	-5%

	March 31, 2007	December 31, 2006
Number of Territories
Franchise	748	734
Company-owned	166	178

Total	914	912

	March 31, 2007	December 31, 2006
Number of Sylvan Learning Centers
Franchise	898	883
Company-owned	236	251

Total	1,134	1,134

	March 31, 2007	December 31, 2006
Balance Sheet Data:
Cash and cash equivalents	$381	$535
Total assets	471,928	464,777
Debt outstanding	175,510	178,357

(2)	“Same Territory” amounts, for both Company-owned and franchised territories, include the results of territories for the identical months for each period presented in the comparison, commencing with the 13th full month the territory has been operating as either a Company-owned or franchised territory, as the case may be. Same territory growth is presented as the aggregate growth for franchise or Company-owned territory, as the case may be, during the period. Franchise services revenue includes royalties and other services revenue earned in the territories. A territory reflects the geographically specified area where an operator controls rights to provision of services under the Sylvan franchise agreement.

Consolidated Summarized Statements of Operations

	Three Months Ended March 31,
	2007	2006	$ Variance	% Variance
(Dollar amounts in thousands)
Revenues
Service Revenues	$91,692	$87,902	$3,790	4%
Net Product Sales	5,491	5,023	468	9%

Total Revenues	97,183	92,925	4,258	5%
Expenses
Instructional and franchise operations costs	72,593	68,081	4,512	7%
Marketing and advertising	7,852	8,552	(700)	-8%
Cost of goods sold	3,693	4,155	(462)	-11%
Depreciation and amortization	2,197	2,015	182	9%
Gain on sale of Company-owned centers	(1,797)	—	(1,797)	N/A
General and administrative expenses	4,235	4,207	28	1%

Total costs and expenses	88,773	87,010	1,763	2%

Operating Income	8,410	5,915	2,495	42%
Total Non-Operating Items	(4,357)	(3,685)	(672)	18%

Income Before Income Taxes	4,053	2,230	1,823	82%
Income Tax Expense	(1,702)	(870)	(832)	96%

Income from Continuing Operations	2,351	1,360	991	73%
Income from discontinued operations, net of tax	—	1,973	(1,973)	-100%

Net Income	$2,351	$3,333	$(982)	-29%

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